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                                                                    EXHIBIT 99.5

                         BEACON PROPERTIES CORPORATION
                           50 ROWES WHARF, 6TH FLOOR
                          BOSTON, MASSACHUSETTS 02110

                                                               November   , 1997

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders of Beacon Properties Corporation ("Beacon") to be held on December 19, 1997, at 9:00 a.m., Boston time, at State Street Bank, 225 Franklin Street, Boston, Massachusetts (the "Beacon Special Meeting").

     At the Beacon Special Meeting, you will be asked to approve the merger (the "Merger") of Beacon with and into Equity Office Properties Trust ("EOP") and the Agreement and Plan of Merger, dated as of September 15, 1997, as amended (the "Agreement"), by and among Beacon, Beacon Properties, L.P., EOP and EOP Operating Limited Partnership. Pursuant to the Agreement, Beacon will merge with and into EOP, with EOP being the surviving company. As a result of the Merger, you will be entitled to receive 1.4063 common shares of beneficial interest of EOP for each share of Beacon common stock held by you at the effective time of the Merger. Approval of the Merger and the Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Beacon common stock.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BEACON AND ITS STOCKHOLDERS. THE INVESTMENT BANKING FIRM OF MORGAN STANLEY & CO. INCORPORATED HAS ISSUED AN OPINION TO BEACON'S BOARD OF DIRECTORS THAT, AS OF THE DATE THEREOF AND SUBJECT TO THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MORGAN STANLEY IN SUCH OPINION, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF BEACON COMMON STOCK IN THE MERGER IS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH HOLDERS (OTHER THAN EOP AND ITS AFFILIATES). A COPY OF MORGAN STANLEY'S FAIRNESS OPINION IS ATTACHED AS ANNEX III TO THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AND THE AGREEMENT.

     The accompanying Joint Proxy Statement/Prospectus provides detailed information concerning the proposed Merger, the reasons for your Board of Directors' recommendation of the Merger and the Agreement and certain additional information, including, without limitation, the information set forth under the heading "RISK FACTORS," which describes, among other items, potential adverse effects to Beacon stockholders as a result of the Merger. We urge you to carefully consider all of the information in the Joint Proxy Statement/ Prospectus. IT IS IMPORTANT THAT YOUR SHARES OF BEACON COMMON STOCK BE REPRESENTED AT THE BEACON SPECIAL MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE BEACON SPECIAL MEETING. THIS WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU SUBSEQUENTLY CHOOSE TO ATTEND THE BEACON SPECIAL MEETING.

                                          Sincerely,

                                          EDWIN N. SIDMAN
                                          Chairman of the Board